Exhibit 12.2

               Computation of Ratio of Earnings to Fixed Charges
                      TOTAL ENTERPRISE BASIS--Unaudited(a)
                             Continuing Operations
                             (Dollars in Millions)


                                                       Year Ended December 31
                                              -----------------------------------------
                                               1997     1996    1995     1994     1993
                                              ------   ------   -----   ------   ------

Portion of rentals representing interest...   $   82   $   78   $  76   $   83   $  81
Capitalized interest.......................       31       11      13       58     105
Other interest and fixed charges...........      312      382     452      456     365
                                              ------   ------   -----   ------   -----
Total fixed charges (A)....................   $  425   $  471   $ 541   $  597   $ 551
                                              ======   ======   =====   ======   =====

Earnings-pretax income (loss) with
 applicable adjustments (B)................   $1,745   $1,837   $ 877   $1,300   $ 239
                                              ======   ======   =====   ======   =====

Ratio of (B) to (A)........................     4.11     3.90    1.62     2.18      (b)
                                              ======   ======   =====   ======   =====

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(a)  Amounts in prior years have been reclassified to conform to 1997 classifications.
(b)  Earnings did not cover fixed charges by $312 million for 1993.